Edward Smolyansky Issues Statement Regarding Lifeway Foods (NASDAQ: LWAY)

Extension of Existing Rights Plan, Board Refreshment and Delayed 2025 Annual Meeting

Extension protects entrenched board and management rather than maximizes shareholder value; shareholders must demand an immediate vote.

CHICAGO, November 7, 2025 /PRNewswire/ -- Edward and Ludmila Smolyansky, long-term shareholders of Lifeway Foods, Inc. (NASDAQ: LWAY) who together exercise voting control with respect to approximately 26% of the outstanding shares of Lifeway Foods today provided a response to the Company’s extension of its existing Shareholder Rights Agreement (the "Rights Plan") as well as an update on the upcoming Lifeway Foods 2025 election.

On October 29, 2025, the Board of Lifeway Foods approved an amendment to its Shareholder Rights Agreement, extending its expiration date by one year to October 29, 2026. All other terms and conditions of the Rights Plan remain unchanged. This action was taken without shareholder approval or a provided explanation regarding its impact on shareholders.

This maneuver was taken by a management-aligned board on the eve of a “board refreshment” and leadership deadline, with a yet to be departed director present, Mr. Pol Sikar, who continues to serve on the board at this time. It also occurred just one day before Lifeway was obligated to name a new chairperson in connection with the deadline. This timing underscores Lifeway’s lack of transparency and accountability in its governance culture.

Furthermore, on November 4, the Company amended and restated its bylaws to stipulate that the number of directors shall be no fewer than five (5) and no more than ten (10). Lifeway Foods is scheduled to announce its third quarter results on November 12 before the market opens.

“The board’s unilateral extension is a power grab that shields management and already entrenched directors at the expense of ordinary shareholders,” said Edward Smolyansky. “If the newly comprised board genuinely believes this plan serves shareholders, they should put it to a vote at the upcoming Annual Meeting,” Smolyansky continued. “Instead, they rushed through an extension during a moment of director transition — a move that betrays fear of accountability and disregard for shareholder rights.”

Concerns Over the Extension of the Rights Plan

The company’s recent 8-K filing makes it clear that there was no concrete takeover bid or specific acquisition proposal driving the decision to extend the Shareholder Rights Agreement. Instead, the filing references only “concentrated ownership” and the possibility of share sales as justification. This reasoning is vague and insufficient, failing to provide a compelling explanation for continuing to implement defensive measures that could impact shareholder rights.

Moreover, this unilateral action stands in direct opposition to widely recognized governance standards. Influential proxy advisory firms such as Institutional Shareholder Services (ISS) and Glass Lewis have consistently advised against long-term poison pills—specifically those that extend beyond one year or are renewed without the express approval of shareholders. In their guidance, such actions should trigger adverse voting recommendations against incumbent directors who support these measures, highlighting the importance of transparency and shareholder involvement in major governance decisions.

This latest entrenchment follows sustained ownership concentration by Danone SA, which holds approximately 23% of Lifeway’s shares and has previously been linked to strategic discussions about the company’s future.

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Call to Action

Shareholders deserve a transparent, accountable, and refreshed Lifeway board. We call on the company to:

1.	Immediately rescind the amendment extending the Rights Plan;
2.	Fully disclose the board vote, including each director’s position and timing;
3.	Commit to a shareholder vote before any further renewal of the plan; and
4.	Honor true board refreshment, rather than rubber-stamping entrenchment measures on the eve of director departures and leadership deadlines.

If the board refuses, we will urge institutional investors and proxy advisory firms to hold the responsible directors accountable and to oppose the reelection of Lifeway’s governance committee at the next annual meeting.

Important Information

The Rights Plan Extension and 8k follows a Letter delivered to the Company on October 17, 2025 by Mr. Smolyansky giving notice to Lifeway Foods, Inc. (the "issuer") of (i) his intent to nominate a candidate for election to the issuer's board of directors at the issuer's 2025 annual meeting of shareholders (the "Annual Meeting") and (ii) his plan to bring before the Annual Meeting, in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a non-binding advisory shareholder proposal requesting that the issuer's Board of Directors establish a new committee of the Board of Directors that (x) consists solely of two or more independent directors who were first appointed or elected after the issuer's September 30, 2025 public announcement of its agreement to carry out an orderly refreshment of the Board of Directors, (y) is authorized and directed to conduct evaluations of the performance of the issuer's executive management team, the issuer's strategic plan and the issuer's strategic alternatives, and (z) is authorized to retain independent financial and legal advisors in connection with such evaluations.

For more information and to contact the shareholder group, follow Edward Smolyansky on LinkedIn.

SOURCE Edward and Ludmila Smolyansky

Important Information

This communication is not a request for a proxy to vote on any matter. Any written solicitation of a proxy by Mr. Smolyansky or Mrs. Smolyansky will be made through a definitive proxy statement (the “Shareholder Proxy Statement”). Lifeway shareholders are urged to read the Shareholder Proxy Statement, including any amendments or supplements thereto, and any other soliciting materials, when they become available as they will contain important information. Shareholders may obtain, free of charge, copies of the Shareholder Proxy Statement when it becomes available at sec.gov.

Participants in the Solicitation

Mr. Smolyansky has notified the Company of his intent to nominate George Sent (the “Nominee”) for election as director of Lifeway at the Annual Meeting. The Nominee may be deemed to have an interest in any solicitation of written proxies by Mr. Smolyansky or Mrs. Smolyansky.

The participants (the “Participants”) in any solicitation of proxies by Mr. Smolyansky or Mrs. Smolyansky may be deemed to be Mr. Smolyansky, Mrs. Smolyansky and the Nominee. Company shareholders can obtain information regarding the Participants and their direct and indirect interests, by security holdings or otherwise, in Appendix B to the definitive consent statement filed by Mr. Smolyansky with the Securities and Exchange Commission July 2, 2025, which information is incorporated herein by reference, and in the Shareholder Proxy Statement, when it becomes available.

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